Exhibit 99.2

3Q2013 Conference Call Script

November, 15 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss third quarter 2013 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2012, any subsequent filings with the Securities and Exchange Commission

So at this time I will turn the conference call over to Mark.

Welcome – MLF

Thank you Alison and welcome everyone.

During the third quarter we made solid progress on our international launch, with LuViva units being rolled out to doctors in more markets and the Ministry of Health in Turkey testing a large number of women. This is important for future device and disposable sales and helps to build up a following for the product in key markets.

As part of our expanding product introduction, we’ve added distributors in France, Mexico, Qatar, Malaysia, Indonesia and Bangladesh, and now have 24 countries covered by distribution agreements. Dealers report that more than 300 women have been tested with LuViva in just the past few weeks.

I want to spend some time today responding to a question that was asked during our last quarter’s conference call, for which at that time we had little information. The question was: Are doctors using the device, and how do they feel about the results? We have sold 24 devices to date and early returns on the real world experience with LuViva are starting to come in. For example, in Canada, four opinion leader physicians have collected enough data to render expert opinions, ranging from “the results so far are better than I expected” to “out of 27 tests, I only disagreed once with the diagnosis of the LuViva.” Another physician repeatedly gave the “thumbs up” sign in the clinic when the real time diagnosis of LuViva was reported to her while she was attending to her patient.

In another instance, in a very different part of the world, we received a letter from an opinion leader doctor in Nigeria. He actually referred to LuViva as the “8th Wonder of the world” because of its accuracy, including a case where the LuViva correctly identified precancerous cells in a young woman with minimal symptoms. Without LuViva, she might have been sent home without appropriate treatment.

In Italy, an early positive experience by a physician in Padova has led him to recommend LuViva to his colleagues in Rome at a medical meeting

In Turkey, we know over 200 patients have been tested in the Ministry of Health clinical studies. We also were invited to and made presentations to the Health Ministries of both Mexico and Nigeria.

To be sure, we are in the early stages of clinical adoption, but it is significant to note that to date, we have not had a single example of a physician using the device and returning it because of either safety or effectiveness issues. Ultimately, the commercial success of LuViva will depend on repeating these early successes in a variety of clinical settings.

As we discussed last quarter, as a condition of the recent three-million dollar order from the Turkish Ministry of Health, we had to make software upgrades to allow for an enhanced patient information panel to be accessible and to allow the user to enter more detailed patient information directly into the product. These upgrades have proven popular with other users and are now being incorporated in local languages on all devices headed for Europe. These software improvements, along with associated beta testing and software debugging led to delays in anticipated shipments for the third quarter, especially to Turkey. While we are disappointed in the delays, it is important to note that the purchase orders remain in effect and there has been NO impact on the safety and effectiveness of the device. With the software upgrades now mostly completed, we are confident that these devices will start to ship in the fourth quarter. And we still anticipate that we can reach breakeven by the end of 2014 based on our international sales.

A frequent question is: how many disposable Cervical Guides are used per device in the field? While the information is preliminary, we do have some data to help put brackets around the potential range of disposable use on a per device basis. At the higher end is one clinic in Turkey, which during a recent week was averaging nine LuViva tests per day, with the high being 13 patients in a single day. On the lower end is a Canadian site that does about 12 LuViva tests per month. In the coming quarters we expect to acquire more data for a more precise estimate of disposable use per device.

The units that were shipped in the third quarter went to Turkey and Mexico. We have shipped units to the Middle East and Turkey so far in the fourth quarter and expect to ship additional units that were planned for the third quarter, to the Middle East, Europe, Asia and Latin America in the fourth quarter.

As mentioned earlier, our launch in Canada continues to gain traction and the marketing trial and product demonstrations with several doctors there have thus far been positive. We are anticipating reorders around the end of the year from our distributor CanMed as initial LuViva stocking units are sold to end users.

We continue to stage the formal engagement of new distributors to meet expected production and available marketing resources. During the next two quarters we expect new distribution partners in Europe, Asia and Latin America. Today, we are in various stages of due diligence with about 20 additional distributor candidates.

As part of our sales and marketing efforts, we recently attended the Asian and Oceanic Congress of Obstetrics and Gynaecology meeting in Thailand and met with doctors from throughout Asia, Australia and New Zealand. We also trained existing distributors from South East Asia and met with potential new dealers.

We are gratified by the positive responses we see all over the world to our technology, from current users in Canada, industry opinion leaders in the U.S., to government agencies in the Middle East. Together with our distributors, we are working hard to change the way cervical disease is detected.

PAUSE

I want to turn now and provide an update regarding the FDA.

During October our regulatory advisors held an update call with FDA to help guide us in our response to the agency’s remaining questions. We have drafted a response to the clinical questions and they are being reviewed by our regulatory advisors.

We also plan to request a meeting as recommended by both our regulatory advisors and the FDA. At the meeting, we plan to have some of the doctors involved in the clinical trial on hand to discuss with the FDA the need for LuViva in the U.S. market based on their practical experience with the product in their clinics. We are hopeful that the meeting advances our case to a positive outcome.

In summary, while we continue our dialogue with FDA, our plan is to become cash flow positive next year by increasing international sales and controlling our burn rate. Of course, this plan is highly dependent not only on the performance of our production and sales teams, but also on the performance of our distribution partners to meet the minimums set forth in our formal agreements with them.

To aid in our continued product roll out, we also successfully completed our previously announced warrant exchange offer. As of today, we anticipate receiving up to one point five million dollars in connection with the cash exercise of new warrants that will otherwise expire on November 27, 2013, although we cannot be assured of the exercise of these warrants. We believe that this cash, along with product sales and other revenue will carry us through to the fourth quarter of 2014.

With that I will turn the call over to Charles to go over our financial results.

Charles….

Charles

Thank you Mark.

Total revenue for the three months ended September 30, 2013 was about 144 thousand dollars. This included 58 thousand dollars in sales of LuViva devices and disposables, with the remainder of revenue representing contract, grant income and license payments. This compares to revenue of about 736 thousand dollars in the same period last year of which 43 thousand dollars represented sales of devices and disposables. Revenue for the first nine months of 2013 was about 780 thousand dollars, which included 306 thousand dollars in sales of LuViva device and disposables. Revenue in the first nine months of 2012 was about 2.4 million dollars of which 72 thousand dollars represented sales of devices and disposables. The year over year decline in revenue was primarily due to the decline in contract and grant revenue from Konica Minolta as a result of bringing the worldwide rights to the esophageal technology back in house.

The Company also recognized other income related to royalty receipts from a licensing agreement of certain non-core intellectual property of about $213,000 and $289,000 respectively for the three and nine month periods ended September 30, 2013.

The net loss available to stockholders for the three months ended September 30, 2013 was about 1.4 million dollars, or two cents per share, compared to a loss of about 986 thousand dollars, or two cents per share, for the same period last year. The net loss available to common stockholders for the first nine months of 2013 was 6.2 million dollars, or 10 cents per share, compared to a net loss available to common stockholders of about 3.2 million dollars, or six cents per share, in the comparable period of 2012. The higher net loss is primarily related to the decline in contract and grant income compared to the same period last year and deemed dividends on the preferred stock issued this fiscal year.

Cash on hand at the end of the third quarter was about 400 thousand dollars compared to about one million dollars at the end of our fiscal year ended December 31, 2012. Our projected monthly burn rate is about 325 thousand dollars. We plan to keep the burn rate at or near this level for the foreseeable future.

Subsequent to the quarter end, the Company received 250 thousand dollars in royalties as part of an agreement under which Guided Therapeutics licensed certain of its non-core intellectual property. And as Mark mentioned, we anticipate receiving as much as 1.5 million dollars in connection with the cash exercise of new warrants that will otherwise expire on November 27, 2013.

At September 30, 2013, net account receivables based on current invoices totaled approximately 112 thousand dollars, compared to about 107 thousand dollars at the end of our fiscal year ended December 31, 2013.

The Company had approximately 810 thousand dollars of net inventory on hand at the end of the quarter.

At September 30, 2013, the Company had outstanding warrants exercisable for approximately 11.6 million shares of common stock, which if exercised could bring in an about 10 million dollars in cash over the next four years, of which as much as 1.5 million dollars is expected to be received later this month.

At the end of the quarter the Company had approximately 66.3 million shares outstanding.

While the Company has historically sought additional funding from a variety of sources and will continue to do so, management believes that its anticipated future sales, as well as other funds from partnerships and grants, should be sufficient to support existing operations through the second quarter of 2014 – and with the anticipated $1.5 million dollars from the warrants, we should have enough capital to last through the end of the fourth quarter of 2014.

I’ll now turn the call back over to Mark…….

Mark

Thank you Charles.

Finally, before we open the call to your questions, I’d like to update everyone on our key goals for the remainder of 2013:

•	First, we remain focused on filing our Amended PMA response with the FDA before the end of the year and requesting a meeting as early as possible in 2014.
•	Next, with major software updates and debugging, we believe largely behind us, we plan to continue to ramp up our manufacturing and are supporting the rollout in Canada and Turkey as well as other select markets in Europe in the fourth quarter and into 2014. We have additional parts on order to ensure we can support demand.
•	While we added several new distributors in the third quarter, we anticipate adding definitive agreements for international distribution in Europe, Asia, Latin America and the Middle East during the fourth quarter and into 2014, in accordance with manufacturing capacity.

Finally, we believe that despite the delayed shipments in the third quarter due to the changes to the software interface, we can still break even from our international business in 2014, without the need to raise additional capital. This confidence is based on the following assumptions:

1.	The 3 million dollar purchase order from the Turkish distributor for a cervical cancer program sponsored by the Ministry of Health. As we have stated before, the purchase orders include a large number of high margin disposables. Based on the economies of scale, large orders translate into reduced production costs and therefore a quicker ramp up in operating margins for all international sales, and at a rate that is exceeding expectations.
2.	The build-up of inventory, devices in stock and devices currently recognized as work in progress.
3.	Cost reductions realized by improvements in the manufacture of the disposables
4.	A significant reduction in our burn rate
5.	The additional 1.5 million dollars anticipated from the warrants and
6.	Additional distribution agreements and increased interest on the part of National Health Agencies that recognize the value added of including the LuViva technology in their cervical cancer programs.

We continue to work hard as we transition to a marketing and sales driven Company. While FDA approval is now likely a 2014 event, we continue to execute on our international launch. We have an excellent group of high quality distributors to help us introduce LuViva while we ramp up production to help meet demand.

Thank you for your time. We look forward to updating you on our progress in the weeks and months to come. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.